Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (together with Exhibit A, the “Agreement”) is made and entered into effective as of March 5, 2023 (“Effective Date”) by and between Adaptimmune, LLC (“Adaptimmune”) and Cintia Piccina (“Piccina”).

WHEREAS, Piccina and Adaptimmune previously entered into an Employment Agreement, dated as of January 26, 2022 (the “Employment Agreement”).

WHEREAS, Piccina’s employment with Adaptimmune shall end, and Adaptimmune and Piccina wish to conclude their employment relationship on mutually satisfactory terms and to settle fully and finally all matters and potential disputes that Piccina may have with Adaptimmune and certain others.

WHEREAS, Piccina and Adaptimmune have agreed that following the Effective Date, Piccina shall continue to provide services to Adaptimmune under the terms of this Agreement in order to facilitate a smooth transition for both parties.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, Adaptimmune and Piccina hereby agree as follows:

1.Separation from Employment. Piccina’s employment with Adaptimmune will end permanently and irrevocably effective March 5, 2023 (“Separation Date”).

2.Payment. If Piccina timely executes and is and remains in compliance with this Agreement, Adaptimmune shall pay Piccina the following amounts, collectively defined as the “Payment”:

i.	A payment equal to gross value of nine (9) months’ base pay, in the amount of $333,750, less all applicable deductions and withholdings; and

ii.	A payment equal to the gross value to cover nine (9) months of health care coverage through COBRA totaling a net of $5,730.84.

The Payment will be made in lump-sum form in the next available Company month-end pay date following the Effective Date of this Agreement. Piccina acknowledges and agrees that the Payment is in full satisfaction of Adaptimmune’s obligations to Piccina under the Executive Severance Policy dated March 10, 2017 (the “Severance Policy”).  Piccina will be entitled to any accrued and unused vacation time, as communicated separately, regardless of whether she elects to sign this Agreement.

Regardless of whether Piccina enters into this Agreement, Piccina will remain eligible to receive group health benefits (medical and dental) through the end of the month of the Separation Date in accordance with plan terms and enrollment status, and will receive a notice of rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), pursuant to which Piccina can, if eligible, elect to extend health benefits on a self-pay basis. If Piccina enters into this Agreement, Piccina will receive the taxable lump sum cash payment identified in Section 2(ii) above intended for use to extend health benefits under COBRA.  However, this amount is not legally restricted as to use and it will be paid regardless of whether Piccina actually enrolls for COBRA coverage.  To receive COBRA coverage, Piccina must fulfill all enrollment requirements and pay all applicable premiums in a timely manner.  Adaptimmune will not enroll Piccina for COBRA coverage or pay any COBRA premiums on Piccina’s behalf.

3.No Further Employment-Related Payments, Benefits or Rights. Piccina acknowledges entering into the Employment Agreement in exchange for adequate consideration, and Piccina hereby reaffirms Piccina’s commitments and obligations under the Employment Agreement that remain in effect during and after the Separation Date and Consulting Period, including but not limited to Piccina’s obligations under Sections 5 through 24 of the Employment Agreement (the “Continuing Obligations”). Piccina further acknowledges that Piccina has a copy of the Employment Agreement, that Piccina has read the Employment Agreement again before signing this Agreement, and that the consideration Piccina received in exchange for signing the Employment Agreement was adequate and reasonable. Piccina further acknowledges that, other than the Payment described in Section 2 above, Piccina has received payment in full of all of the compensation, benefits and/or payments of any kind due to Piccina from Adaptimmune and any other Released Parties (as defined below) related to Piccina’s employment and under the Employment Agreement and the Severance Policy, including all compensation (including both straight time and overtime), bonuses, expense reimbursements, payments to or from benefit plans, unused accrued vacation time, personal time, severance, sick pay or any other payment under a plan, program, practice or promise of Adaptimmune or that of any other Released Parties (as defined below). Piccina further acknowledges that Piccina is not, and shall not be, entitled to receive from Adaptimmune or any other Released Parties any payments, benefits or perquisites (whether monetary and non-monetary) other than those expressly described in this Agreement.

4.Consulting Period.

a.Duration of Consulting Period.  Piccina will provide services as described in this Section 4 beginning on March 6, 2023, and continuing until September 6, 2023, unless the consulting arrangement is earlier terminated or extended as provided in this Section 4.a (such period, the “Consulting Period”).

i.Termination for Cause.   The Consulting Period may be terminated by Adaptimmune for Cause upon written notice to Piccina.  “Cause” shall mean with respect to Piccina one or more of the following: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Piccina with respect to Piccina’s obligations or otherwise relating to the business of Adaptimmune; (ii) Piccina’s material breach of Adaptimmune rules, policies and/or procedures; (iii) Piccina’s material insubordination or material non-performance or willful neglect of assigned duties; (iv) acts or omissions which bring the reputation of Adaptimmune into material disrepute; (v) except as specifically approved in advance in writing by the Chief Executive Officer or General Counsel of Adaptimmune, any act or omission by Piccina aiding or abetting a competitor, supplier or customer of Adaptimmune and/or any of its subsidiaries or affiliates to the material disadvantage or detriment of Adaptimmune and/or any of its subsidiaries or affiliates; (vi) Piccina’s commission of fraud, misappropriation, embezzlement or theft; or (vii) Piccina’s material breach of this Agreement, including, but not limited to, violation of any of the Continuing Obligations.

ii.Termination for Convenience.  Either party may terminate the Consulting Period upon two weeks’ written notice to the other party.

iii.Extension by Mutual Agreement. The parties may extend the Consulting Period for up to an additional three (3) months (through and including December 6, 2023) by mutual agreement.

b.Services.  During the Consulting Period, Piccina will provide her expertise and knowledge to Adaptimmune in an advisory role from time to time and at such locations as mutually agreed upon by Piccina and Adaptimmune from time to time (the “Services”).  The Services will include, but not be limited to: (i) advising on commercial planning and strategy; (ii) specific projects related to patient treatment/site operational execution, and (iii) internal and external positioning/communication/culture.  Piccina will have primary control over the means and manner of performing the Services under this Agreement but will perform the Services in a quality and efficient manner in accordance with the reasonable requirements of Adaptimmune.  Adaptimmune understands that Piccina may provide services to other entities during the Consulting Period provided Piccina complies with this Agreement and the Continuing Obligations.  Unless otherwise agreed by the parties, Piccina will provide all materials, equipment and supplies necessary to perform the Services.

c.Continued Vesting of Certain Equity; No Additional Compensation.  Piccina was granted certain stock options under Award No: 4182 dated January 31, 2022 (the “Award”) pursuant to the Adaptimmune Therapeutics PLC 2016 Employee Share Option Scheme and related plan documents (collectively, the “Plan”).  Piccina agrees and acknowledges that she will remain Connected (as defined in the Plan) and her share options granted under the Award will continue to vest during the Consulting Period, subject to the relevant Plan rules and in accordance with the respective vesting schedule.  Piccina understands and agrees she will not receive any additional compensation for the Services provided under this Section 4.

d.Expenses. During the Consulting Period, Adaptimmune will reimburse Piccina for all reasonable expenses reasonably incurred by her in connection with the performance of the Services, provided such expenses are approved in advance in writing by Adaptimmune.  Piccina shall provide Adaptimmune with such receipts or other evidence of actual payment of the expenses as shall be requested by Adaptimmune.

e.Independent Contractor Status.  Piccina confirms that during the Consulting Period she will be an independent contractor and that her performance of the Services under this Agreement will not entitle her to any rights to any pension, insurance, car or other fringe benefits from Adaptimmune.  Piccina represents, confirms and warrants that she is free to perform the Services and there are no third party obligations or restrictions (including any restrictions imposed by a third party employer) including obligations or restrictions concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Piccina agrees that she will not do anything in the performance of Services hereunder that would violate any such duty.  Piccina will notify Adaptimmune immediately if she becomes aware of any circumstances which might lead to a conflict of interest or breach of any professional conduct rules.

f.Obligations During and After the Consulting Period.

i.Piccina agrees that the Continuing Obligations (including but not limited to Piccina’s obligations regarding Confidential Information and Work Product and Intellectual Property, Inventions and Patents as set forth in the Employment Agreement) will apply during the Consulting Period to Piccina’s performance of the Services.

ii.All materials, equipment, documents, data compilations (in whatever form), software programs, electronic materials and other Confidential Information (“Adaptimmune Property”) that Piccina receives or makes during the Consulting Period are and shall remain the property of Adaptimmune, and Piccina shall immediately return Adaptimmune Property (including any copies thereof) to Adaptimmune upon Adaptimmune’s request and/or upon the termination or expiration of the Consulting Period.  Piccina shall not remove from Adaptimmune’s offices any Adaptimmune Property except as authorized in writing by Adaptimmune. The obligation to return such property extends to anything received or made as a result of performing the Services for Adaptimmune.

iii.All forms of intellectual property including, without limitation, patents, rights in know-how and confidential information, copyrights, designs, trademarks and any applications for the same (“Intellectual Property”) shall be owned by Adaptimmune where first created or reduced to practice in the performance of the Services.  Piccina hereby assigns and agrees to assign all of her right and title to such Intellectual Property to Adaptimmune.  Where necessary, Piccina agrees to execute and provide such further documentation as may be reasonably required by Adaptimmune to vest title to Intellectual Property in Adaptimmune in accordance with this clause. This clause shall survive any termination or expiration of the Consulting Period.

g.Reaffirmation of Agreement Required at End of Consulting Period; Additional Consideration.  Within forty-five (45) days after the end of the Consulting Period, Piccina will sign the Reaffirmation of Agreement attached as Exhibit A to this Agreement (the “Reaffirmation”) for additional consideration as follows:

i.Provided the Consulting Period is not terminated by Adaptimmune for Cause, and if Piccina signs and does not revoke the Reaffirmation within the revocation period described therein, Piccina shall eligible for the following benefit as additional consideration: she will be permitted a period of 12 months from the date that she ceases to be Connected (as defined in the Plan) to exercise any share options under the Award that shall have vested by the date that she ceases to be Connected, notwithstanding the language of the Plan, and such benefit shall be the “Additional Consideration” as that term is used in this Agreement, including the Reaffirmation.  All other relevant Plan rules shall apply to Piccina’s exercise of any share options under the Award.

ii.In the event of a termination of the Consulting Period by Adaptimmune for Cause: (x) the period for Piccina to exercise any share options under the Award shall expire on the date of termination of the Consulting Period, subject always to the relevant Plan rules; and (y) Adaptimmune shall pay Piccina the lump sum of [$5,000] within thirty (30) days after Piccina signs the Reaffirmation, provided that she does not revoke her acceptance of the Reaffirmation within the revocation period described therein, and such payment shall be the “Additional Consideration” as that term is used in this Agreement, including the Reaffirmation.

5.General Release. In consideration of the promises contained herein and intending to be legally bound, Piccina, for Piccina, Piccina’s heirs, executors, administrators, successors,

assigns, and legal and personal representatives, hereby unconditionally and irrevocably remises, releases, and forever discharges Adaptimmune and each and every one of its subsidiaries and related or affiliated entities (together, the “Entities”) and each of the Entities’ current and former directors, members, officers, shareholders, employees, agents, and attorneys (collectively, the “Released Parties”) of and from any and all claims, causes of action, liabilities, obligations, controversies, damages, lawsuits, debts, demands, costs, charges and/or expenses (including attorneys’ fees and costs) of any nature whatsoever, asserted or unasserted, known or unknown, suspected or unsuspected, that Piccina ever had, now has or hereafter may have against Adaptimmune or any of the other Released Parties that arose at any time regarding any matter up to and including the date of this Agreement. Without in any way limiting the generality of the foregoing, Piccina specifically acknowledges and agrees that the claims released herein include, to the fullest extent permitted by law, (a) all claims arising under any federal, state or local statute, ordinance, or regulation, including but not limited to the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act (WARN), in each case as amended, (b) all claims arising under any common law principle, including claims for breach of any implied or express contract or quasi-contract, wrongful discharge, constructive discharge, defamation, unjust enrichment, or negligent or intentional infliction of emotional distress, (c) all claims arising out of or relating to Piccina’s employment with Adaptimmune or any of the other Released Parties or the termination of that employment, including any claims under Piccina’s employment, and (d) all claims for any attorneys’ fees and costs. Notwithstanding the foregoing, Piccina does not release the Released Parties from any claims that Piccina may have (w) under this Agreement, (x) for unemployment insurance benefits, (y) arising out of facts occurring after the date of Piccina’s execution of this Agreement, or (z) that as a matter of federal and/or state law may not be waived, and this release is subject to Section 13 below.  Further, Piccina is not waiving any claim to benefits under retirement benefits or savings and investment plans Adaptimmune may have, subject to their terms, or to file a claim for benefits under Section 502(a)(1)(B) of ERISA, to the extent applicable, although Piccina does waive any rights to claim penalties, any claim under Section 510 or 511 of ERISA, or relief for any alleged breach of fiduciary duties under any ERISA-governed plans.

6.Covenant Not To Sue. Piccina agrees that neither Piccina nor any person or entity on Piccina’s behalf shall commence, maintain or prosecute any lawsuit or court complaint against Adaptimmune or any of the other Released Parties with respect to any act, omission or other matter that is released by the provisions of the preceding Section. This Section shall not operate to waive any rights that may not legally be waived, nor shall it preclude Piccina from bringing an action under this Agreement. Piccina affirms that, as of this date, Piccina has not taken or initiated any action encompassed by this Section.

7.Mutual Non-Disparagement. Subject to Section 13 below, Piccina shall not communicate or publish, directly or indirectly, any disparaging comments or information about Adaptimmune or any of the other Released Parties or make any comments that would in any way place any of these entities and individuals in a negative light. Adaptimmune shall not communicate or publish, directly or indirectly, any disparaging comments or information about Piccina or make any comments that would in any way place Piccina in a negative light.  Nothing in this Section, however, prohibits either Piccina or Adaptimmune from making any communication that Piccina or Adaptimmune, respectively, is required or entitled to make by nonwaivable law.

8.Employment Reference. Any professional reference concerning Piccina’s employment with Adaptimmune shall be limited only to disclosure of Piccina’s job title and dates of employment subject to all such inquiries being made to Adaptimmune’s Global Head of Human Resources.

9.Knowing and Voluntary Agreement. Piccina acknowledges that Piccina has carefully read and reviewed this Agreement and fully understands that Piccina enters into it knowingly and voluntarily. Piccina acknowledges that in compliance with the Older Workers Benefit Protection Act (OWBPA), Adaptimmune has informed Piccina of the group of individuals who were considered and who were selected for separation as part of the same action resulting in Piccina’s separation from employment by providing Piccina a disclosure document showing the job titles and ages of all such employees (the “Disclosure”).  Piccina understands and acknowledges that the release provided in this Agreement is in exchange for consideration that is in addition to anything to which Piccina is already entitled and that, by this Section, Adaptimmune has advised Piccina to consult with an attorney of Piccina’s choosing prior to executing this Agreement and Piccina hereby warrants and represents that Piccina has either consulted with Piccina’s counsel or knowingly opted not to seek such consultation. Piccina acknowledges that neither Adaptimmune nor any of its employees, representatives or attorneys have made any representations or promises concerning the terms or effects of this Agreement other than those contained herein.

10.Enforcement. Piccina acknowledges that any compensation (including the Payment) conditioned on timely execution, nonrevocation and noncancellation, and adherence to the terms, of this Agreement shall be subject, to the extent permitted by law, to return or reimbursement (if already paid) to Adaptimmune or cancelled and forever discharged by Adaptimmune (if not yet paid), with the remaining terms of the Agreement remaining in full force and effect.

11.Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law otherwise applicable therein. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

12.Good Faith Settlement and Non-Admission of Liability. Piccina agrees that the Payment made pursuant to this Agreement is a good faith settlement of claims and is not to be construed as an admission of legal liability by Adaptimmune and the other Released Parties and that no person or entity shall utilize this Agreement, or the consideration received pursuant to this Agreement, as evidence of any admission of liability. Piccina agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that Adaptimmune and the other Released Parties does not believe or admit that it has done anything wrong or engaged in any conduct for which it is liable to Piccina.

13.Non-Interference. For clarity, Adaptimmune confirms that nothing in this Agreement – including in the Confidentiality, Non-Disparagement, General Release, and Covenant Not to Sue provisions – is intended to prohibit Piccina from filing a charge with any agency which enforces anti-discrimination or other employment laws, or from cooperating with or providing truthful information to any governmental agency. However, Piccina understands that by signing this Agreement and not revoking it, Piccina is waiving the right to recover any money from Adaptimmune or any other Released Parties, other than the Payment. Further, nothing in this Agreement shall prevent either party from disclosing facts related to claims of discrimination, retaliation or harassment. Nothing in this Agreement requires confidentiality of discrimination, retaliation or harassment allegations.

14.Section 409A Compliance. All payments or benefits under this Agreement are subject to any applicable employment or tax withholdings or deductions. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a short-term deferral and this Agreement shall be interpreted accordingly. Piccina is hereby advised to seek independent advice from her tax advisor(s) with respect to the application of the exemption from Section 409A of the Code to any payments or benefits under this Agreement. Notwithstanding the foregoing, Adaptimmune does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, or local laws.

15.Entire Agreement. This Agreement, together with the Disclosure, sets forth the entire agreement between the parties with respect to the subject matter hereof and fully supersedes any and all written or oral contracts, agreements or understandings between the parties pertaining to the subject matter hereof; provided, however, that, notwithstanding the foregoing, Piccina re-affirms and shall remain bound by the post-separation obligations set forth in any document between Piccina and Adaptimmune, including but not limited to the Continuing Obligations under the Employment Agreement.  Piccina agrees to notify Adaptimmune in writing prior to accepting any offer of employment that may conflict in any way with any such post-separation obligations.

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES DOING SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND A RESTRICTION ON FUTURE LEGAL ACTION AGAINST ADAPTIMMUNE AND OTHER RELEASED PARTIES.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute this Separation and Consulting Agreement.
Employee: By: /s/ Cintia Piccina Printed Name: Cintia Piccina Date: March 3, 2023	For Adaptimmune, LLC: By:/s/ Adrian Rawcliffe Printed Name: Adrian Rawcliffe Title: CEO Date: March 3, 2023

EXHIBIT A

REAFFIRMATION OF SEPARATION AND CONSULTING AGREEMENT

I, Cintia Piccina, through this Reaffirmation of Separation and Consulting Agreement (this “Reaffirmation”) hereby reaffirm and recommit to the terms and conditions of the Separation and Consulting Agreement effective March 5, 2023 (the “Separation Agreement”), that I entered into with Adaptimmune, LLC (“Adaptimmune”).  In particular, I reaffirm the General Release and Covenant Not to Sue provisions set forth in Sections 5 and 6 of the Separation Agreement, as well as Sections 7 through 15 of the Separation Agreement.  I understand and acknowledge that the General Release is intended to be as broad as legally permissible and applies to both employment-related and non-employment-related claims against any and all Released Parties (as defined in the Separation Agreement) up to the time that I execute this Reaffirmation.

Notwithstanding the foregoing, I understand that the following are not included in this reaffirmation of the General Release: (i) any rights or claims that arise after the date I sign this Reaffirmation; (ii) any rights or claims that are not waivable as a matter of law; or (iii) any claims arising from the breach of the Separation Agreement or this Reaffirmation.  In addition, I understand that nothing in this Reaffirmation prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, or any other government agency.

I further acknowledge and confirm that I have been given a period of at least forty-five (45) calendar days within which to consider the Agreement and whether to execute this Reaffirmation, and the parties agree that any changes to this Agreement, whether material or immaterial, have not re-started the running of this period. For my signature on this Reaffirmation to be effective, it must be dated no earlier than the last day of the Consulting Period and no more than forty-five (45) days following the last day of the Consulting Period.

I may revoke or cancel my acceptance of this Reaffirmation (but not the Separation Agreement) within seven (7) calendar days after execution of it by notifying Adaptimmune of my desire to do so in writing delivered to Adaptimmune at: (i) 351 Rouse Boulevard, Philadelphia, PA 19112, or (ii) legal@adaptimmune.com. To be effective, Adaptimmune must receive such notice of revocation or cancellation before the close of business on the seventh (7th) calendar day following my execution of this Reaffirmation. I understand and agree that I will not be entitled to the Additional Consideration (as defined in the Separation Agreement) if I revoke this Reaffirmation in the time and manner described above.

I understand that my receipt of the Additional Consideration described in Section 4 of the Separation Agreement is conditioned upon my returning this Reaffirmation to Adaptimmune within forty-five (45) days after the end of the Consulting Period.   By signing this Reaffirmation, I hereby reaffirm and agree that I will continue to be bound by the terms of the Separation Agreement.

Dated:___________________________

Signed:___________________________